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Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

    The following are wholly-owned subsidiaries of En Pointe Technologies, Inc.:

    En Pointe Technologies Sales, Inc. (incorporated in Delaware)

    En Pointe Technologies Ventures, Inc. (incorporated in Delaware)

    En Pointe Technologies Canada, Inc. (incorporated in Ontario, Canada)

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SUBSIDIARIES OF THE COMPANY